Exhibit 4.10

Addendum to Manpower Agreement dated  July 20, 2011

Entered into in Kibbutz Sdot Yam in July 2015

Between:	Caesarstone Sdot- Yam Ltd., PC 51-143950-7
Of Kibbutz Sdot Yam, MP 38805
(the “Company”)

And	Sdot Yam Agricultural Cooperative Society Ltd., PC 570003509
Of Kibbutz Sdot Yam, MP 38805
(the “Kibbutz”)

Whereas	On July 20, 2011 a manpower agreement was signed between the Company and the Kibbutz (the “Original Agreement”);and

Whereas
the Company's audit committee determined that the engagement in the Original Agreement in accordance with Section 275 of the Companies Law 1999 (the “Companies Law) related to the receipt of manpower services from the Kibbutz for positions of office holders (as defined in the Companies Law, the “Kibbutz appointed office holders) will be for a period of three years from the date the Company became public (and not for the period prescribed in the Original Agreement) and the Original Agreement with regards to the kibbutz appointed office holders will expire at the end of three years, i.e. March 21, 2015 (the “Termination Date”), whereas the engagement pursuant to the provisions of the Original Agreement related to any party other than Kibbutz appointed office holders, will remain unchanged and will be for the full term of the Original Agreement; and

Whereas
the Parties wish to continue the engagement between them in accordance with the Original Agreement also with regards to the Kibbutz appointed office holders for an additional period of three years commencing from the Termination Date;

The Parties Have Therefore Declared, Stipulated and Agreed as Follows:

1.	Introduction, Appendices and Definitions

1.1	The introduction and appendices are an integral part of this Agreement.

1.2	The headings in this agreement are for convenience purposes only and should not be used to interpret the Agreement.

2.	Term of the Original Agreement regarding Kibbutz appointed office holders

2.1
In accordance with Section 9.3 of the Original Agreement, it is hereby clarified and agreed that despite the aforementioned in Section 7.1 of the Original Agreement regarding the “Term of the Agreement”, solely with respect to Kibbutz appointed office holders, the following will apply:

2.1.1
The initial term of the agreement will be until the Termination Date, and it will be extended for a period of an additional three years (i.e. until 21 March 2018) (the “Additional Period”), subject to approval of this Addendum by the relevant organs in the Company in accordance with Section 275 of the Companies Law (the “Necessary Approvals”).

2.1.2
With and subject to obtaining all of the Necessary Approvals, this Addendum will become effective for the Additional Period and the provisions of the Original Agreement will continue to apply with regards to the Kibbutz appointed officer holders as well.

2.1.3
Any additional extension of the Original Agreement with regards to the Kibbutz appointed officer holders beyond the Additional Period set forth in Section 2.1.1 above, is subject to a separate approval by the relevant organs in the Company, in accordance with the provisions of the law, as will be valid from time to time.

2.2
It is hereby clarified that this Addendum does not change in any manner the effectiveness of the Original Agreement with respect to Kibbutz Appointed that are not office holders-  and the provisions of the Original Agreement with regards to them will continue to apply unchanged.

2.3
Other than the amendment to Section 7.1 of the Original Agreement as specified above, all other provisions of the Original Agreement will remain unchanged and will continue to apply. Unless otherwise stated, the definitions mentioned in the Original Agreement will have the same meaning in this Addendum. The provisions of this Addendum, regarding any matter to which it pertains, will superseded the provisions of the Original Agreement.

In witness whereof, the parties come to set their hand and seal:

/s/ Caesarstone Sdot- Yam Ltd. Caesarstone Sdot- Yam Ltd.	/s/ Sdot Yam Agricultural Cooperative Society Ltd. Sdot Yam Agricultural Cooperative Society Ltd.